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SPARTAN(Registered trademark) AGGRESSIVE MUNICIPAL FUND
SPARTAN(Registered trademark) INSURED MUNICIPAL INCOME FUND

            June 1, 1998
Dear Investor:
I am writing to you in connection with the proposals to merge Spartan Aggressive Municipal Fund and Spartan Insured Municipal Income Fund into Spartan Municipal Income Fund (SPARTAN MUNICIPAL). We recently sent you a package of information about the merger proposals, including a Proxy Statement and Q&A.
One answer in the Q&A contains a misstatement. The revised question and answer are as follows:
WHAT WILL BE THE SIZE OF SPARTAN MUNICIPAL AFTER THE MERGERS AND HOW HAS THE FUND PERFORMED?
IF BOTH PROPOSALS PASS, THE COMBINED FUND WILL HAVE OVER $3.5 BILLION
IN ASSETS.
THE TABLE BELOW SHOWS AVERAGE ANNUAL TOTAL RETURNS FOR BOTH SPARTAN MUNICIPAL INCOME FUND AND ITS LIPPER PEER GROUP OVER THE LAST 1, 3, AND 5 YEAR PERIODS. PLEASE KEEP IN MIND THAT PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS AND YOU MAY HAVE A GAIN OR LOSS WHEN YOU SELL YOUR SHARES.
AVERAGE ANNUAL TOTAL RETURN AS OF MARCH 31, 1998
                                             1 YEAR  3 YEARS  5 YEARS

SPARTAN MUNICIPAL INCOME FUND                10.72%  8.04%    6.18%

LIPPER GENERAL MUNICIPAL DEBT FUNDS AVERAGE  10.61%  7.54%    6.18%

We apologize if this has caused you any inconvenience. If you have any questions about the proposed merger for your fund or would like to change your vote, please call a Fidelity Representative at 1-800-544-8888. Thank you.
Sincerely,
/s/Edward C. Johnson 3d
President
Average annual total returns for the period ended 3/31/98 are historical and include changes in share price, reinvestment of dividends and capital gains. Share price and return will vary.
Lipper Analytical Services, Inc. is a nationally recognized organization that provides performance information for mutual funds. Each fund is classified within a universe of funds similar in investment objective. Peer group averages include the reinvestment of dividends and capital gains, if any, and exclude sales charges. Fidelity Distributors Corporation, General Distribution Agent for Fidelity Mutual Funds
82 Devonshire Street, Boston, MA 02109
          xxx-LTR-0598